Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192495 on Form S-8 of Extended Stay America, Inc. and ESH Hospitality, Inc., of our report dated March 20, 2014, relating to the consolidated financial statements and financial statement schedule of ESH Hospitality, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

March 20, 2014